EXHIBIT 99.1

Contacts:	Claire Regan (Media) 847-646-4538	Christopher M. Jakubik (Investors)
847-646-5494

Kraft Foods Reports Continued Top-Line Momentum in Third Quarter

•	Third quarter net revenues increased 9.8%; organic net revenues[1] grew 6.2%.

•	Organic net revenue growth well-balanced with solid gains in volume, product mix and pricing.

•	Third quarter diluted EPS decreased 15.6%; diluted EPS excluding items[1] that affect comparability decreased 4.3% to $0.44.

•	Decline in EPS excluding items due to investments in growth and higher input costs, particularly dairy.

•	2007 guidance unchanged for organic revenue growth and EPS.

NORTHFIELD, Ill. – October 31, 2007 – Kraft Foods Inc. (NYSE: KFT) today reported strong third quarter revenue growth of 9.8%. Earnings per share excluding items affecting comparability declined as investments in growth initiatives and higher input costs, particularly dairy, more than offset the benefits of strong revenue growth, cost savings and share repurchases.

“Our business momentum continued to build in the third quarter,” said Irene Rosenfeld, Chairman and Chief Executive Officer. “Although we face a difficult input cost environment, we are making the necessary investments to strengthen our brand equity. These investments are driving accelerated volume growth despite having taken significant price increases. I remain confident that we are on track to deliver the volume growth and product mix that will improve market share performance and profit margins in 2008.”

Third quarter 2007 net revenues increased 9.8% to $9.1 billion, led by strong, broad-based organic growth in all geographies. Reported net revenue growth included a favorable 1.1 percentage point impact from acquisitions, net of divestitures, and a favorable 2.5 percentage point impact from currency. Excluding these items, organic net revenues grew 6.2%, including favorable pricing of 2.3 percentage points. Investments in product quality, new products and marketing drove volume gains of 2.0 percentage points and favorable product mix of 1.9 percentage points, despite higher pricing.

Reported operating income decreased 27.6% from the prior year to $1.0 billion primarily due to a one-time gain in the third quarter 2006. Operating income excluding items1 declined 5.8% versus the prior year and operating income margin excluding

[1]	Please see discussion of Non-GAAP Financial Measures on page 7 of this release.

items2 decreased to 13.1% in third quarter 2007 from 15.2% in third quarter 2006. The benefits of strong revenue growth and cost savings were more than offset by investments in product quality, new products and marketing as well as higher input costs, particularly dairy.

Third quarter 2007 diluted earnings per share were $0.38, down 15.6% from $0.45 in 2006 primarily due to a one-time gain in 2006. During the quarter, the company incurred $0.06 per diluted share in asset impairment, exit and implementation costs, including a $0.03 impairment charge related to the company’s agreement to sell the Fruit2O water and Veryfine juice brands and related assets. The remaining $0.03 reflects progress on the company’s restructuring program.

Items Affecting Diluted EPS Comparability

	Third Quarter
	2007	2006	Growth (%)
Reported Diluted EPS	$0.38	$0.45	(15.6)%
(Gain) on United Biscuits Redemption		(0.09)
Loss on Sale of Business		0.04
Asset Impairment, Exit, and Implementation Costs	0.06	0.06

Diluted EPS excluding items	$0.44	$0.46	(4.3)%

Third quarter diluted earnings per share excluding items declined 4.3% to $0.44 in 2007 due to the decline in operating income. Diluted earnings per share excluding items also included a $0.01 contribution from share repurchase activity, net of interest; $0.01 from a decrease in the company’s tax rate; and a $0.01 negative impact from prior year income of divested operations.

Kraft’s reported tax rate in third quarter 2007 was 27.0%. The company’s effective tax rate excluding items2 was 31.3% for the quarter compared to an effective tax rate of 32.7% in third quarter 2006.

During the third quarter, the company repurchased 30.2 million of its shares at a total cost of $1.0 billion, or an average price of $33.13 per share. As of September 30, 2007, $3.0 billion had been spent under the company’s $5.0 billion share repurchase plan.

[2]	Please see discussion of Non-GAAP Financial Measures on page 7 of this release.

Discussion of Results by Segment

	Third Quarter (% growth)
	Net Revenues	Organic Net Revenues	Operating Income	Operating Income Excluding Items
Total Kraft	9.8%	6.2%	(27.6)%	(5.8)%

North America	5.1	5.2	(17.8)	(8.7)
Beverages	5.7	5.3	(100.0+ )	26.9
Cheese & Foodservice	6.3	5.6	(31.8)	(30.8)
Convenient Meals	6.4	8.0	1.1	(6.7)
Grocery	0.8	(0.2)	4.5	2.7
Snacks & Cereals	4.4	4.6	(5.9)	(9.4)

European Union	20.1	4.9	(62.8)	(4.4)

Developing Markets[3]	19.2	12.8	12.3	22.0

North America Beverages organic net revenues grew 5.3% driven by volume gains and favorable product mix from better-for-you and premium offerings, as well as pricing. Strong growth in coffee was led by pricing to recover higher raw coffee costs and continued gains in premium brands such as Starbucks and Tassimo. Ready-to-drink beverage growth resulted from the success of Capri Sun with antioxidants, which more than offset continued weakness in bottled beverages. Reported operating income declined due to a $120 million, pre-tax impairment charge related to the company’s agreement to sell the Fruit2O water and Veryfine juice brands and related assets. Operating income excluding items grew 26.9% as favorable product mix, pricing and a more efficient go-to-market strategy for Tassimo more than offset higher input costs, primarily coffee.

North America Cheese & Foodservice organic net revenues grew 5.6% reflecting price increases and favorable product mix that were partially offset by lower volume. Gains from the introduction of new products such as LiveActive snacking and cottage cheeses and Singles Select cheese slices were offset by lower volumes due to cheese category softness and, to a lesser extent, market share declines. Foodservice volumes also declined due to the company’s discontinuation of lower-margin product lines and the effect of slowing restaurant traffic. Operating income excluding items declined 30.8% as the contribution from pricing was more than offset by higher input costs, including an approximate 40% increase in dairy costs, and increased marketing investment.

[3]

The Developing Markets segment includes results of the Eastern Europe, Middle East & Africa (EEMA), Latin America and Asia Pacific regions. This segment was formerly called Developing Markets, Oceania & North Asia.

North America Convenient Meals organic net revenues grew 8.0% driven by favorable product mix and volume growth from new product introductions and quality improvements, as well as price increases. Product mix and volume gains reflected double-digit gains in macaroni and cheese behind quality improvements and Kraft Easy-Mac cups; the ongoing success of Oscar Mayer Deli Shaved meats; introduction of Oscar Mayer Deli Creations sandwiches; and further pizza gains from DiGiorno Ultimate and California Pizza Kitchen pizzas. Operating income excluding items declined 6.7% primarily due to a 4.7 percentage point, or $10 million, impact from the absence of prior year income from divested operations. Excluding this impact, volume, product mix and pricing gains were offset by higher commodity costs and investments in growth.

North America Grocery organic net revenues were essentially flat compared to the prior year. The benefits of price increases and growth in better-for-you snacks, such as Jell-O sugar-free ready-to-eat pudding, were offset by volume weakness in salad dressings and dry packaged desserts. Operating income excluding items increased 2.7% as a combination of price increases and lower overhead costs more than offset higher input costs.

North America Snacks & Cereals organic net revenues grew 4.6% primarily due to successful new products driving favorable product mix and volume gains. Strong product mix in cookies reflected gains from new introductions under the Nabisco 100 Calorie Pack franchise as well as the launch of Oreo Cakesters snack cakes. Crackers experienced strong growth from new flavor varieties of Triscuits and the introduction of Garden Harvest toasted chips. Double-digit volume gains in bars were driven by the launch of Nabisco 100 Calorie bars and Back to Nature bars. Operating income excluding items declined 9.4% as the benefits of favorable product mix and volume gains were more than offset by higher input costs and increased marketing investment. The absence of income from divested operations also negatively impacted operating income growth by 2.3 percentage points, or $7 million.

European Union organic net revenues grew 4.9% as higher marketing and promotion drove continued momentum in chocolate and coffee. Chocolate revenues grew double-digit due to broad-based growth from increased marketing investment and new product activity under core brands Milka, Côte d’Or, and Toblerone as well as the effects of unseasonably cool weather across the EU. Gains in coffee were driven by successful marketing programs and new offerings under the Tassimo and Jacobs brands.

The addition of the United Biscuits businesses contributed 8.2 percentage points to reported net revenue growth and favorable currency added 7.0 percentage points. Operating income excluding items decreased 4.4% as the combination of volume growth, improved product mix, favorable currency, and the benefits of the United Biscuits acquisition were more than offset by increased investments in marketing and promotion as well as higher input costs, particularly dairy and coffee.

Developing Markets organic net revenues grew 12.8% led by gains in core brands including Lacta chocolate, Jacobs coffee, Tang powdered beverages, and Oreo biscuits. Latin American growth reflected a combination of price increases, volume growth and favorable product mix that drove double-digit gains in chocolate and biscuits. In Eastern Europe, Middle East & Africa, investments in marketing drove strong volume gains in coffee, chocolate and powdered beverages. Operating income excluding items was up 22.0% as the benefits of strong organic net revenue growth and favorable currency were partially offset by higher input costs and investment in marketing, selling and distribution.

2007 Outlook

The company continues to expect strong organic net revenue growth of 4%-plus in 2007 and remains on track for incremental investments in growth at the high end of the $300-$400 million range.

Expectations for fully diluted EPS are also unchanged at $1.60 to $1.62, or $1.80 to $1.82 excluding items affecting comparability. Items affecting 2007 fully diluted EPS comparability include a $0.03 impairment charge related to the company’s agreement to sell the Fruit2O water and Veryfine juice brands and related assets, $0.03 per diluted share from the first quarter 2007 recognition of one-time interest income related to tax reserve transfers from Altria Group, Inc. (NYSE: MO), and $0.20 per diluted share in costs related to the company’s restructuring program.

Spending in 2007 related to the company’s restructuring program is now expected to total approximately $500 million, or $0.20 per fully diluted share, down from a previous expectation of $575 million, or $0.23 per fully diluted share. Year-to-date, the company has incurred $326 million.

Additionally, cumulative annualized savings from the restructuring program are expected to reach approximately $775 million by year-end, up from previous guidance of $725 million, due to more effective execution of initiatives implemented to date. Through September 30, 2007, cumulative savings totaled approximately $720 million, up from approximately $540 million at the end of 2006.

Also reflected in its guidance, the company now expects its 2007 full-year effective tax rate excluding items to average 32.5%, down from a previous expectation of 33.5%, largely due to changes in various foreign tax laws.

*     *    *

Kraft Foods will host a conference call for investors to review its results at 8 a.m. EDT on October 31, 2007. Access to a live audio webcast is available at www.kraft.com and a replay of the conference call will be available on the company’s web site.

Kraft Foods (NYSE: KFT) is one of the world’s largest food and beverage companies, with annual revenues of more than $34 billion. For over 100 years, Kraft has offered consumers delicious and wholesome foods that fit the way they live. Kraft markets a broad portfolio of iconic brands in 155 countries, including seven brands with revenue of more than $1 billion, such as Kraft cheeses, dinners and dressings; Oscar Mayer meats; Philadelphia cream cheese; Post cereals; Nabisco cookies and crackers; Jacobs coffees and Milka chocolates. Kraft became a fully independent company on March 30, 2007, and is listed in the Standard & Poor’s 100 and 500 indexes. The company is a member of the Dow Jones Sustainability Index and the Ethibel Sustainability Index. For more information, visit the company’s website at http://www.kraft.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding our 2007 guidance; that we continue to make the necessary investments to strengthen our brand equity; that our investments are driving accelerated volume growth; that our plan is on track to deliver the volume growth and stronger product mix to improve our market share performance and profit margins in 2008; our proposed agreement to sell our juice brands; our expectation for strong organic net revenue growth of 4%-plus in 2007; our expectation that incremental investments in growth will be at the high end of the $300-$400 million range; and our expectations regarding fully diluted EPS, 2007 spending and cumulative annualized savings related to our restructuring program, and our full year effective tax rate. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statements. Such factors, include, but are not limited to, higher input costs, unexpected safety or manufacturing issues, FDA or other regulatory actions or delays, increased competition, pricing actions, our ability to realize the expected cost savings and spending from our planned restructuring program, unanticipated expenses such as litigation or legal settlement expenses, increased costs of sales, our indebtedness and ability to pay our indebtedness, the shift in our product mix to lower margin offerings and our ability to differentiate our products from private label products. For additional information on these and other factors that could affect our forward-looking statements, see our filings with the SEC, including our most recently filed Annual Report on Form 10-K and subsequent reports on Form 10-Q and 8-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release.

Non-GAAP Financial Measures

The company reports its financial results in accordance with generally accepted accounting principles (GAAP). The company is presenting various operating results, such as operating income, operating income margin, effective tax rate, net earnings and diluted EPS on both a reported basis and on a basis excluding items that affect comparability of results. When the company uses operating results, such as operating income, operating income margin, effective tax rate, net earnings and diluted earnings per share, excluding items, they are considered non-GAAP financial measures. The term “items” includes asset impairment, exit and implementation costs primarily related to a restructuring program that began in the first quarter of 2004 (the “Restructuring Program”). These restructuring charges include separation-related costs, asset write-downs, and other costs related to the implementation of the Restructuring Program. Other excluded items pertain to asset impairment charges on certain long-lived assets; gains and losses on the sales of businesses; interest from tax reserve transfers from Altria Group, Inc.; and the favorable resolution of Altria Group, Inc.’s 1996-1999 IRS Tax Audit in 2006.

Management believes that certain non-GAAP measures and corresponding ratios provide additional meaningful comparisons between current results and results in prior operating periods. More specifically, management believes these non-GAAP measures reflect fundamental business performance because they exclude certain items that affect comparability of results.

The company’s top-line guidance measure is organic net revenues, which excludes the impacts of acquisitions, divestitures and currency. The company uses organic net revenues and corresponding growth ratios as non-GAAP financial measures. Organic net revenues is defined as net revenues excluding the impacts of acquisitions, divestitures and currency. Management believes this measure better reflects revenues on a go-forward basis and provides improved comparability of results.

See the attached schedules for supplemental financial data and corresponding reconciliations to certain GAAP financial measures for the quarters ended September 30, 2007, and September 30, 2006. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s results prepared in accordance with GAAP. In addition, the non-GAAP measures the company is using may differ from non-GAAP measures that other companies use. A reconciliation of all non-GAAP measures to the nearest comparable GAAP used in this earnings release can be found on the company’s website, www.kraft.com.

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KRAFT FOODS INC.
Condensed Statements of Earnings For the Quarters Ended September 30, (in millions, except per share data) (Unaudited)	Schedule 1

	As Reported (GAAP)			Excluding Items (Non-GAAP)
	2007	2006	% Change	2007	2006	% Change
Net revenues	$9,054	$8,243	9.8%	$9,054	$8,243	9.8%
Cost of sales	5,995	5,243	(14.3)%	5,978	5,241	(14.1)%
Gross profit	3,059	3,000	2.0%	3,076	3,002	2.5%
Marketing, administration & research costs	1,855	1,724	(7.6)%	1,845	1,703	(8.3)%
Asset impairment and exit costs	174	125	(39.2)%	—	—	—
Gain on redemption of United Biscuits investment	—	(251)	(100.0)%	—	—	—
(Gains) / losses on sales of businesses	—	3	100.0%	—	—	—
Amortization of intangibles	3	1	(100.0+ )%	3	1	(100.0+ )%
Corporate expenses & minority interest	46	43	(7.0)%	46	43	(7.0)%
Operating income	981	1,355	(27.6)%	1,182	1,255	(5.8)%
Interest & other debt expense, net	165	134	(23.1)%	165	134	(23.1)%
Earnings before income taxes	816	1,221	(33.2)%	1,017	1,121	(9.3)%
Provision for income taxes	220	473	53.5%	318	367	13.4%
Effective tax rate	27.0%	38.7%		31.3%	32.7%
Net earnings	$596	$748	(20.3)%	$699	$754	(7.3)%

Earnings per share:
Basic	$0.38	$0.46	(17.4)%	$0.45	$0.46	(2.2)%
Diluted	$0.38	$0.45	(15.6)%	$0.44	$0.46	(4.3)%

Average shares outstanding:
Basic	1,557	1,638		1,557	1,638
Diluted	1,576	1,648		1,576	1,648

Gross margin	33.8%	36.4%		34.0%	36.4%

Operating income margin	10.8%	16.4%		13.1%	15.2%

KRAFT FOODS INC.
Reconciliation of GAAP and Non-GAAP Information Net Revenues For the Quarters Ended September 30, ($ in millions) (Unaudited)	Schedule 2

						% Change		Organic Growth Drivers
	As Reported (GAAP)	Impact of Divestitures	Impact of Acquisitions	Impact of Currency	Organic (Non-GAAP)	As Reported (GAAP)	Organic (Non-GAAP)	Volume		Mix		Price
2007 Reconciliation

Beverages	$773	$0	$0	$(3)	$770	5.7%	5.3%	1.3	pp	2.2	pp	1.8	pp
Cheese & Foodservice	1,537	—	—	(13)	1,524	6.3%	5.6%	(2.2)		0.5		7.3
Convenient Meals	1,311	—	—	(4)	1,307	6.4%	8.0%	2.7		3.5		1.8
Grocery	602	—	—	(6)	596	0.8%	(0.2)%	(2.2)		(0.5)		2.5
Snacks & Cereals	1,655	—	—	(9)	1,646	4.4%	4.6%	1.6		2.4		0.6

North America	$5,878	$0	$0	$(35)	$5,843	5.1%	5.2%	0.4		1.8		3.0

European Union	1,855	—	(126)	(109)	1,620	20.1%	4.9%	4.7		2.8		(2.6)
Developing Markets	1,321	—	(3)	(68)	1,250	19.2%	12.8%	7.3		(0.2)		5.7

Kraft Foods	$9,054	$0	$(129)	$(212)	$8,713	9.8%	6.2%	2.0	pp	1.9	pp	2.3	pp

2006 Reconciliation

Beverages	$731	$0	$0	$0	$731
Cheese & Foodservice	1,446	(3)	—	—	1,443
Convenient Meals	1,232	(22)	—	—	1,210
Grocery	597	—	—	—	597
Snacks & Cereals	1,585	(12)	—	—	1,573

North America	$5,591	$(37)	$0	$0	$5,554

European Union	1,544	—	—	—	1,544
Developing Markets	1,108	—	—	—	1,108

Kraft Foods	$8,243	$(37)	$0	$0	$8,206

KRAFT FOODS INC.

Reconciliation of GAAP and Non-GAAP Information

Operating Income

For the Quarters Ended September 30,	Schedule 3
($ in millions) (Unaudited)

						% Change
	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	Asset Impairments - Non- Restructuring	(Gains) / Losses on Sales of Businesses	Excluding Items (Non- GAAP)	As Reported (GAAP)	Excluding Items (Non- GAAP)
2007 Reconciliation

Beverages	$(4)	$2	$120	$0	$118	(100.0+ )%	26.9%
Cheese & Foodservice	159	16	—	—	175	(31.8)%	(30.8)%
Convenient Meals	185	11	—	—	196	1.1%	(6.7)%
Grocery	184	5	—	—	189	4.5%	2.7%
Snacks & Cereals	240	10	—	—	250	(5.9)%	(9.4)%

North America	$764	$44	$120	$0	$928	(17.8)%	(8.7)%

European Union	129	24	—	—	153	(62.8)%	(4.4)%
Developing Markets	137	13	—	—	150	12.3%	22.0%
Corporate Items	(49)	—	—	—	(49)	(11.4)%	(11.4)%

Kraft Foods Operating Income	$981	$81	$120	$0	$1,182	(27.6)%	(5.8)%

2006 Reconciliation

Beverages	$83	$10	$0	$0	$93
Cheese & Foodservice	233	20	—	—	253
Convenient Meals	183	27	—	—	210
Grocery	176	8	—	—	184
Snacks & Cereals	255	18	—	3	276

North America	$930	$83	$0	$3	$1,016

European Union	347	64	—	(251)	160
Developing Markets	122	1	—	—	123
Corporate Items	(44)	—	—	—	(44)

Kraft Foods Operating Income	$1,355	$148	$0	$(248)	$1,255

KRAFT FOODS INC.

Condensed Statements of Earnings	Schedule 4

For the Nine Months Ended September 30,

(in millions, except per share data) (Unaudited)

	As Reported (GAAP)			Excluding Items (Non-GAAP)
	2007	2006	% Change	2007	2006	% Change
Net revenues	$26,845	$24,985	7.4%	$26,845	$24,985	7.4%
Cost of sales	17,475	15,869	(10.1)%	17,428	15,856	(9.9)%
Gross profit	9,370	9,116	2.8%	9,417	9,129	3.2%
Marketing, administration & research costs	5,603	5,115	(9.5)%	5,552	5,075	(9.4)%
Asset impairment and exit costs	348	553	37.1%	—	—	—
Gain on redemption of United Biscuits investment	—	(251)	(100.0)%	—	—	—
(Gains) / losses on sales of businesses	(20)	14	100.0+ %	—	—	—
Amortization of intangibles	9	6	(50.0)%	9	6	(50.0)%
Corporate expenses & minority interest	139	131	(6.1)%	139	131	(6.1)%
Operating income	3,291	3,548	(7.2)%	3,717	3,917	(5.1)%
Interest & other debt expense, net	378	377	(0.3)%	455	423	(7.6)%
Earnings before income taxes	2,913	3,171	(8.1)%	3,262	3,494	(6.6)%
Provision for income taxes	908	735	(23.5)%	1,045	1,132	7.7%
Effective tax rate	31.2%	23.2%		32.0%	32.4%
Net earnings	$2,005	$2,436	(17.7)%	$2,217	$2,362	(6.1)%

Earnings per share:
Basic	$1.26	$1.48	(14.9)%	$1.39	$1.43	(2.8)%
Diluted	$1.25	$1.47	(15.0)%	$1.38	$1.42	(2.8)%

Average shares outstanding:
Basic	1,590	1,648		1,590	1,648
Diluted	1,608	1,658		1,608	1,658

Gross margin	34.9%	36.5%		35.1%	36.5%
Operating income margin	12.3%	14.2%		13.8%	15.7%

KRAFT FOODS INC.

Reconciliation of GAAP and Non-GAAP Information	Schedule 5

Net Revenues

For the Nine Months Ended September 30,

($ in millions) (Unaudited)

						% Change		Organic Growth Drivers
	As Reported (GAAP)	Impact of Divestitures	Impact of Acquisitions	Impact of Currency	Organic (Non-GAAP)	As Reported (GAAP)	Organic (Non-GAAP)	Volume		Mix		Price
2007 Reconciliation

Beverages	$2,453	$0	$0	$(3)	$2,450	4.6%	4.5%	(1.6	)pp	5.2	pp	0.9	pp
Cheese & Foodservice	4,545	(1)	—	(12)	4,532	3.1%	3.1%	(1.5)		0.4		4.2
Convenient Meals	3,831	—	—	(4)	3,827	4.2%	6.0%	1.7		3.1		1.2
Grocery	2,001	—	—	(5)	1,996	(0.9)%	(0.7)%	(1.7)		(0.3)		1.3
Snacks & Cereals	4,812	(9)	—	(8)	4,795	1.8%	4.1%	1.7		2.4		0.0

North America	$17,642	$(10)	$0	$(32)	$17,600	2.7%	3.7%	(0.3)		2.4		1.6

European Union	5,446	—	(337)	(410)	4,699	19.7%	3.3%	3.1		2.2		(2.0)
Developing Markets	3,757	—	(7)	(132)	3,618	15.4%	11.1%	4.3		1.7		5.1

Kraft Foods	$26,845	$(10)	$(344)	$(574)	$25,917	7.4%	4.6%	0.8	pp	2.4	pp	1.4	pp

2006 Reconciliation

Beverages	$2,345	$0	$0	$0	$2,345
Cheese & Foodservice	4,410	(15)	—	—	4,395
Convenient Meals	3,676	(67)	—	—	3,609
Grocery	2,019	(8)	—	—	2,011
Snacks & Cereals	4,729	(125)	—	—	4,604

North America	$17,179	$(215)	$0	$0	$16,964

European Union	4,550	—	—	—	4,550
Developing Markets	3,256	—	—	—	3,256

Kraft Foods	$24,985	$(215)	$0	$0	$24,770

KRAFT FOODS INC.

Reconciliation of GAAP and Non-GAAP Information

Operating Income

For the Nine Months Ended September 30,	Schedule 6

($ in millions) (Unaudited)

						% Change
	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	Asset Impairments - Non- Restructuring	(Gains) / Losses on Sales of Businesses	Excluding Items (Non-GAAP)	As Reported (GAAP)	Excluding Items (Non-GAAP)
2007 Reconciliation

Beverages	$269	$13	$120	$0	$402	(22.0)%	9.2%
Cheese & Foodservice	501	75	—	—	576	(18.5)%	(18.9)%
Convenient Meals	526	29	—	—	555	(7.4)%	(14.7)%
Grocery	651	25	—	—	676	(3.4)%	(3.4)%
Snacks & Cereals	754	26	—	(12)	768	13.2%	(4.8)%

North America	$2,701	$168	$120	$(12)	$2,977	(5.8)%	(8.0)%

European Union	372	123	—	—	495	(33.8)%	2.5%
Developing Markets	366	35	—	(8)	393	43.5%	17.3%
Corporate Items	(148)	—	—	—	(148)	(8.0)%	(8.0)%

Kraft Foods Operating Income	$3,291	$326	$120	$(20)	$3,717	(7.2)%	(5.1)%

2006 Reconciliation

Beverages	$345	$23	$0	$0	$368
Cheese & Foodservice	615	87	—	8	710
Convenient Meals	568	83	—	—	651
Grocery	674	25	—	1	700
Snacks & Cereals	666	37	99	5	807

North America	$2,868	$255	$99	$14	$3,236

European Union	562	172	—	(251)	483
Developing Markets	255	69	11	—	335
Corporate Items	(137)	—	—	—	(137)

Kraft Foods Operating Income	$3,548	$496	$110	$(237)	$3,917

KRAFT FOODS INC.

& Subsidiaries	Schedule 7

Condensed Balance Sheets

($ in millions)

	September 30, 2007	December 31, 2006	September 30, 2006
Assets
Cash & cash equivalents	$498	$239	$655
Receivables, net	3,942	3,869	3,573
Inventory	4,375	3,506	3,857
Other current assets	729	640	874
Property, plant & equipment, net	9,967	9,693	9,809
Goodwill	25,768	25,553	25,740
Other intangible assets, net	9,992	10,177	10,075
Other assets	2,088	1,897	4,257

Total assets	$57,359	$55,574	$58,840

Liabilities & Shareholders' Equity
Short-term borrowings	$2,836	$1,715	$1,046
Current portion of long-term debt	20	1,418	2,666
Due to Altria Group, Inc.	—	607	475
Accounts payable	2,908	2,602	2,376
Other current liabilities	4,430	4,131	4,308
Long-term debt	10,600	7,081	7,081
Deferred income taxes	3,837	3,930	5,689
Other long-term liabilities	5,846	5,535	4,801

Total liabilities	30,477	27,019	28,442

Total shareholders' equity	26,882	28,555	30,398

Total liabilities & shareholders' equity	$57,359	$55,574	$58,840

KRAFT FOODS INC.

Reconciliation of GAAP & Non-GAAP Information

Condensed Statements of Earnings

For the Quarters Ended September 30,

(in millions, except per share data) (Unaudited)

	2007				2006
	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	Asset Impairments - Non- Restructuring	Excluding Items (Non- GAAP)	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	(Gains) / Losses on Redemption/Sales of Businesses	Excluding Items (Non-GAAP)
Net revenues	$9,054	$0	$0	$9,054	$8,243	$0	$0	$8,243
Cost of sales	5,995	(17)	—	5,978	5,243	(2)	—	5,241
Gross profit	3,059	17	—	3,076	3,000	2	—	3,002
Marketing, administration & research costs	1,855	(10)	—	1,845	1,724	(21)	—	1,703
Asset impairment and exit costs	174	(54)	(120)	—	125	(125)	—	—
Gain on redemption of United Biscuits investment	—	—	—	—	(251)	—	251	—
(Gains) / losses on sales of businesses	—	—	—	—	3	—	(3)	—
Amortization of intangibles	3	—	—	3	1	—	—	1
Corporate expenses & minority interest	46	—	—	46	43	—	—	43
Operating income	981	81	120	1,182	1,355	148	(248)	1,255
Interest & other debt expense, net	165	—	—	165	134	—	—	134
Earnings before income taxes	816	81	120	1,017	1,221	148	(248)	1,121
Provision for income taxes	220	30	68	318	473	54	(160)	367
Effective tax rate	27.0%			31.3%	38.7%			32.7%

Net earnings	$596	$51	$52	$699	$748	$94	$(88)	$754
Earnings per share:
Basic	$0.38	$0.03	$0.03	$0.45 *	$0.46	$0.06	$(0.05)	$0.46 *
Diluted	$0.38	$0.03	$0.03	$0.44	$0.45	$0.06	$(0.05)	$0.46

Average shares outstanding:
Basic	1,557			1,557	1,638			1,638
Diluted	1,576			1,576	1,648			1,648

Gross margin	33.8%			34.0%	36.4%			36.4%
Operating income margin	10.8%			13.1%	16.4%			15.2%

Supplemental Data
Depreciation & Amortization	$220				$221
Capital Expenditures	352				237

*	Does not foot due to rounding.

KRAFT FOODS INC.

Reconciliation of GAAP & Non-GAAP Information

Condensed Statements of Earnings

For the Nine Months Ended September 30,

(in millions, except per share data) (Unaudited)

	2007						2006
	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	Asset Impairments - Non- Restructuring	(Gains) / Losses on Sales of Businesses	Altria Group, Inc. Interest from Tax Reserve Transfers	Excluding Items (Non- GAAP)	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	Asset Impairments - Non-Restructuring	(Gains) / Losses on Redemption/ Sales of Businesses	Resolution of the Altria Group, Inc. IRS Tax Audit	Excluding Items (Non- GAAP)
Net revenues	$26,845	$0	$0	$0	$0	$26,845	$24,985	$0	$0	$0	$0	$24,985
Cost of sales	17,475	(47)	—	—	—	17,428	15,869	(13)	—	—	—	15,856
Gross profit	9,370	47	—	—	—	9,417	9,116	13	—	—	—	9,129
Marketing, administration & research costs	5,603	(51)	—	—	—	5,552	5,115	(40)	—	—	—	5,075
Asset impairment and exit costs	348	(228)	(120)	—	—	—	553	(443)	(110)	—	—	—
Gain on redemption of United Biscuits investment	—	—	—	—	—	—	(251)	—	—	251	—	—
(Gains) / losses on sales of businesses	(20)	—	—	20	—	—	14	—	—	(14)	—	—
Amortization of intangibles	9	—	—	—	—	9	6	—	—	—	—	6
Corporate expenses & minority interest	139	—	—	—	—	139	131	—	—	—	—	131
Operating income	3,291	326	120	(20)	—	3,717	3,548	496	110	(237)	—	3,917
Interest & other debt expense, net	378	—	—	—	77	455	377	—	—	—	46	423
Earnings before income taxes	2,913	326	120	(20)	(77)	3,262	3,171	496	110	(237)	(46)	3,494
Provision for income taxes	908	118	68	(22)	(27)	1,045	735	165	32	(159)	359	1,132
Effective tax rate	31.2%					32.0%	23.2%					32.4%
Net earnings	$2,005	$208	$52	$2	$(50)	$2,217	$2,436	$331	$78	$(78)	$(405)	$2,362

Earnings per share:
Basic	$1.26	$0.13	$0.03	$0.00	$(0.03)	$1.39	$1.48	$0.20	$0.05	$(0.05)	$(0.25)	$1.43
Diluted	$1.25	$0.13	$0.03	$0.00	$(0.03)	$1.38	$1.47	$0.20	$0.05	$(0.05)	$(0.24)	$1.42 *

Average shares outstanding:
Basic	1,590					1,590	1,648					1,648
Diluted	1,608					1,608	1,658					1,658

Gross margin	34.9%					35.1%	36.5%					36.5%
Operating income margin	12.3%					13.8%	14.2%					15.7%

Supplemental Data
Depreciation & Amortization	$662						$654
Capital Expenditures	858						$687

*	Does not foot due to rounding.